Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter 2022 Results
Third Quarter 2022 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 11% to $5.03
◦Increased 58% to $5.18, excluding mark-to-market gains (losses) on technology investments and one-time items
•Net earnings increased 4% to $1.47 billion
◦Increased 48% to $1.51 billion, excluding mark-to-market gains (losses) on technology investments and one-time items
•Deliveries increased 13% to 17,248 homes
•New orders decreased 12% to 14,366 homes; new orders dollar value decreased 11% to $6.7 billion
•Backlog of 25,734 homes - consistent with prior year; backlog dollar value increased 8% to $12.9 billion
•Total revenues increased 29% to $8.9 billion
•Homebuilding operating earnings increased to $2.0 billion, compared to operating earnings of $1.3 billion
◦Gross margin on home sales improved 190 basis points ("bps") to 29.2%
◦S,G&A expenses as a % of revenues from home sales improved 120 bps to 5.8%
◦Net margin on home sales improved 320 bps to 23.5%
•Financial Services operating earnings of $63.0 million (including a $35.5 million one-time charge), compared to operating earnings of $111.9 million
•Multifamily operating earnings of $45.9 million, compared to operating loss of $9.4 million
•Lennar Other operating loss of $118.0 million, compared to operating earnings of $492.0 million
•Homebuilding cash and cash equivalents of $1.3 billion
•Controlled homesites increased to 63%, compared to 53%
•No outstanding borrowings under the Company's $2.575 billion revolving credit facility
•Retired $575 million of homebuilding senior notes due November 2022
•Homebuilding debt to total capital improved to 15.0%, compared to 21.2%
(more)

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Miami, September 21, 2022 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2022. Third quarter net earnings attributable to Lennar in 2022 were $1.5 billion, or $5.03 per diluted share, compared to third quarter net earnings attributable to Lennar in 2021 of $1.4 billion, or $4.52 per diluted share. Excluding mark-to-market gains (losses) on technology investments in both years and one-time items in the current year, third quarter net earnings attributable to Lennar in 2022 were $1.5 billion, or $5.18 per diluted share, compared to third quarter net earnings attributable to Lennar in 2021 of $1.0 billion, or $3.27 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, "At this evolving time in the market, we are pleased to report third quarter earnings of $1.5 billion, or $5.03 per diluted share, compared to $1.4 billion, or $4.52 per diluted share for the third quarter last year. Excluding mark-to-market gains (losses) on our technology investments and one-time items, third quarter earnings were $1.5 billion, or $5.18 per diluted share, compared to $1.0 billion, or $3.27 per diluted share for the third quarter last year, a 48% and 58% increase year over year, respectively.”
Mr. Miller continued, “Our home deliveries were 17,248, up 13% over last year, and in line with our guidance estimate given at the beginning of the quarter, and we achieved a homebuilding gross margin of 29.2% and homebuilding S,G&A expenses of 5.8%, leading to a 23.5% net margin, even as materials and labor costs increased. Supply chain constraints, while improving, still continue to limit deliveries.”
“While our new orders declined 12% compared to last year's third quarter, we continued to maintain a consistent starts pace and drive sales by adjusting pricing and incentives. Sales have clearly been impacted by rising interest rates, but there remains a significant national shortage of housing, especially workforce housing, and demand remains strong as we navigate the rebalance between price and interest rates.”
“Accordingly, during the quarter, we continued to focus on pricing to market and rightsizing our inventory to generate significant cash flow. We are focused on balance sheet strength as we retired early $575 million of homebuilding senior notes due November 2022, ended the quarter with $1.3 billion in cash, had no borrowings on our $2.6 billion revolver and homebuilding debt to capital of 15.0%, the lowest in our history. Our balance sheet has never been in a stronger position than it is today.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "Much of our balance sheet and inventory management progress was driven by an intense focus on our land strategy while simultaneously driving sales, deliveries and managing production. During the quarter, we reassessed every deal in our land pipeline and worked with our strong land relationships to improve the underwriting on many deals. Our ending community count for the quarter decreased slightly from the second quarter, but is expected to increase approximately 5% by year end. We also continued to make significant progress on our land light strategy. This was evidenced by our controlled homesite percentage increasing to 63% from 53% and our years owned supply of homesites improving to 2.9 years from 3.3 years year over year.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, our homebuilding machine continued to be intensely focused on carefully managing production. Our cycle time during the quarter was

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marginally down sequentially, indicating that the well documented supply chain issues that continue to limit our productivity are beginning to become more manageable and perhaps subside. Our quarterly starts and sales pace were 4.4 homes and 4.0 homes per community, respectively, and we ended the third quarter with approximately 500 completed, unsold homes, demonstrating our focus on inventory management.”
Mr. Miller concluded, "As we have seen over the past quarters, interest rates are moving and likely to continue to move, and the housing market will continue to rebalance pricing and interest rates in order to meet demand. Therefore, for our fourth quarter, we will give broad boundaries for deliveries between 20,000 to 21,000 homes and boundaries for gross margins between 26.0% – 27.0%. We continue to fortify our balance sheet with significant liquidity and operate from a position of strength, enabling us to continue to execute on our core strategies and outperform in periods of uncertainty.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2022 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2021
Homebuilding
Revenues from home sales increased 30% in the third quarter of 2022 to $8.4 billion from $6.5 billion in the third quarter of 2021. Revenues were higher primarily due to a 13% increase in the number of home deliveries to 17,248 homes from 15,199 homes and a 15% increase in the average sales price to $491,000 from $428,000.
Gross margins on home sales were $2.5 billion, or 29.2%, in the third quarter of 2022, compared to $1.8 billion, or 27.3%, in the third quarter of 2021. During the third quarter of 2022, an increase in revenues per square foot was offset by an increase in costs per square foot primarily due to higher materials and labor costs. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of the Company's focus on reducing debt.
Selling, general and administrative expenses were $485.9 million in the third quarter of 2022, compared to $453.7 million in the third quarter of 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 5.8% in the third quarter of 2022, from 7.0% in the third quarter of 2021. This was the lowest percentage for any quarter in the Company's history primarily due to a decrease in broker commissions and the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $63.0 million in the third quarter of 2022. The operating earnings included a $35.5 million one-time charge due to an increase in a litigation accrual related to a court judgment. The Company is appealing this judgment since it believes there were clear errors of law made by the trial court. Excluding this one-time charge, operating earnings were $98.5 million, compared to operating earnings of $111.9 million in the third quarter of 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market, partially offset by an increase in rate lock volume.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $48.5 million ($45.9 million net of noncontrolling interests) in the third quarter of 2022, compared to an operating loss of $9.4 million in the third quarter of 2021. Operating loss for the Lennar Other segment was $118.0 million in the third quarter of 2022, compared to operating earnings of $492.0 million in the third quarter of 2021. Lennar Other operating loss in the third quarter of 2022 was primarily due to mark-to-market losses on the Company's publicly traded technology investments. Lennar Other operating earnings in the third quarter of 2021 were primarily due to mark-to-market gains on the Company's publicly traded technology investments.
RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2022 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2021
Homebuilding
Revenues from home sales increased 27% in the nine months ended August 31, 2022 to $22.1 billion from $17.4 billion in the nine months ended August 31, 2021. Revenues were higher primarily due to a 10% increase in the number of home deliveries to 46,335 from 42,006 and a 16% increase in the average sales price to $479,000 from $414,000.
Gross margins on home sales were $6.4 billion, or 28.7%, in the nine months ended August 31, 2022, compared to $4.6 billion, or 26.2%, in the nine months ended August 31, 2021. During the nine months ended August 31, 2022, an increase in revenues per square foot was offset by an increase in costs per square foot primarily due to higher materials and labor costs. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of the Company's focus on reducing debt.
Selling, general and administrative expenses were $1.4 billion in the nine months ended August 31, 2022, compared to $1.3 billion in the nine months ended August 31, 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 6.3% in the nine months ended August 31, 2022, from 7.6% in the nine months ended August 31, 2021. The improvement was primarily due to a decrease in broker commissions and the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $257.1 million in the nine months ended August 31, 2022. The operating earnings included a $35.5 million one-time charge due to an increase in a litigation accrual related to a court judgment. Excluding this one-time charge, operating earnings were $292.6 million, compared to operating earnings of $379.3 million in the nine months ended August 31, 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market, partially offset by an increase in rate lock volume.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $54.6 million ($52.0 million net of noncontrolling interests) in the nine months ended August 31, 2022, compared to operating earnings of $12.1 million in the nine months ended August 31, 2021. Operating loss for the Lennar Other segment was $629.5 million in the nine months ended August 31, 2022, compared to operating earnings of $909.2 million in the nine months ended August 31, 2021. Lennar Other operating loss for the nine months ended August 31, 2022 was primarily due to mark-to-market losses on the Company's publicly traded technology investments. The operating earnings for the nine months ended August 31, 2021 were primarily due to mark-to-market gains on the Company's publicly traded technology investments and the gain on the sale of its solar business to Sunnova.
Tax Rate
For the three months ended August 31, 2022 and 2021, the Company had a tax provision of $351.6 million and $405.1 million, respectively, which resulted in an overall effective income tax rate of 19.3% and 22.4%, respectively. The Company's overall effective income tax rate was lower in the third quarter of 2022 primarily due to the resolution of an uncertain state tax position and the retroactive reinstatement of the energy efficient home credits for 2022, resulting from the passage of the Inflation Reduction Act by Congress. These one-time items also had a favorable impact for the nine months ended August 31, 2022. For the nine months ended August 31, 2022 and 2021, the Company had a tax provision of $951.3 million and $975.4 million, respectively, which resulted in an overall effective income tax rate of 22.4% and 23.1%, respectively.
Share Repurchases
For the nine months ended August 31, 2022, the Company repurchased a total of 9.4 million shares of its common stock for $846.9 million at an average share price of $90.40.
Debt Transaction
In August 2022, the Company retired $575 million aggregate principal amount of its 4.75% senior notes due November 2022. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Liquidity
At August 31, 2022, the Company had $1.3 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.575 billion revolving credit facility, thereby providing $3.9 billion of available capacity.

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Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2022:

New Orders	14,000 - 15,500
Deliveries	20,000 - 21,000
Average Sales Price	$475,000 - $480,000
Gross Margin % on Home Sales	26.0% - 27.0%
S,G&A as a % of Home Sales	5.7% - 5.9%
Financial Services Operating Earnings	$50 million - $60 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; supply shortages and increased costs related to construction materials, including lumber, and labor; the potential impact of inflation; cost increases related to real estate taxes and insurance; increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; the effect of increased interest rates with regard to our fund’s borrowings on the willingness of the funds to invest in new projects; reductions in the market value of the Company's investments in public companies; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; possible unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2021. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, September 22, 2022. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3041 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2022	2021	2022	2021
Revenues:
Homebuilding	$8,479,496	6,558,509	22,209,683	17,529,606
Financial Services	202,078	206,973	578,945	669,789
Multifamily	243,056	167,921	686,436	476,837
Lennar Other	9,801	8,000	21,579	20,884
Total revenues	$8,934,431	6,941,403	23,496,643	18,697,116

Homebuilding operating earnings	$1,963,224	1,329,833	4,953,485	3,275,488
Financial Services operating earnings	63,348	112,083	258,074	379,610
Multifamily operating earnings (loss)	48,487	(9,393)	54,582	12,130
Lennar Other operating earnings (loss)	(117,980)	491,972	(629,538)	909,221
Corporate general and administrative expenses	(115,557)	(94,942)	(334,425)	(296,190)
Charitable foundation contribution	(17,248)	(15,199)	(46,335)	(42,006)
Earnings before income taxes	1,824,274	1,814,354	4,255,843	4,238,253
Provision for income taxes	(351,580)	(405,136)	(951,276)	(975,354)
Net earnings (including net earnings attributable to noncontrolling interests)	1,472,694	1,409,218	3,304,567	3,262,899
Less: Net earnings attributable to noncontrolling interests	5,350	2,330	12,886	23,279
Net earnings attributable to Lennar	$1,467,344	1,406,888	3,291,681	3,239,620

Average shares outstanding:
Basic	288,109	307,296	290,645	308,403
Diluted	288,109	307,296	290,645	308,403

Earnings per share:
Basic	$5.04	4.52	11.19	10.37
Diluted	$5.03	4.52	11.18	10.36

Supplemental information:
Interest incurred (1)	$59,137	68,059	180,869	210,575

EBIT (2):
Net earnings attributable to Lennar	$1,467,344	1,406,888	3,291,681	3,239,620
Provision for income taxes	351,580	405,136	951,276	975,354
Interest expense included in:
Costs of homes sold	74,358	85,180	212,125	248,888
Costs of land sold	155	1,093	358	2,285
Homebuilding other expense, net	4,655	4,928	15,229	15,128
Total interest expense	79,168	91,201	227,712	266,301
EBIT	$1,898,092	1,903,225	4,470,669	4,481,275
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2022	2021	2022	2021
Homebuilding revenues:
Sales of homes	$8,439,125	6,505,708	22,124,565	17,377,353
Sales of land	32,397	45,055	63,888	131,483
Other homebuilding	7,974	7,746	21,230	20,770
Total homebuilding revenues	8,479,496	6,558,509	22,209,683	17,529,606

Homebuilding costs and expenses:
Costs of homes sold	5,973,889	4,732,403	15,769,536	12,820,638
Costs of land sold	34,994	39,378	71,365	113,545
Selling, general and administrative	485,854	453,716	1,400,887	1,319,116
Total homebuilding costs and expenses	6,494,737	5,225,497	17,241,788	14,253,299
Homebuilding net margins	1,984,759	1,333,012	4,967,895	3,276,307
Homebuilding equity in earnings (loss) from unconsolidated entities	(14,652)	2,391	(10,076)	(3,862)
Homebuilding other income (expense), net	(6,883)	(5,570)	(4,334)	3,043
Homebuilding operating earnings	$1,963,224	1,329,833	4,953,485	3,275,488

Financial Services revenues	$202,078	206,973	578,945	669,789
Financial Services costs and expenses	138,730	94,890	320,871	290,179
Financial Services operating earnings	$63,348	112,083	258,074	379,610

Multifamily revenues	$243,056	167,921	686,436	476,837
Multifamily costs and expenses	215,433	174,410	654,322	474,389
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	20,864	(2,904)	22,468	9,682
Multifamily operating earnings (loss)	$48,487	(9,393)	54,582	12,130

Lennar Other revenues	$9,801	8,000	21,579	20,884
Lennar Other costs and expenses	10,007	9,010	23,650	18,994
Lennar Other equity in earnings (loss) from unconsolidated entities, other income (expense), net, and other gain (loss) (1)	(31,935)	(689)	(68,493)	216,540
Lennar Other unrealized gain (loss) from technology investments (2)	(85,839)	493,671	(558,974)	690,791
Lennar Other operating earnings (loss)	$(117,980)	491,972	(629,538)	909,221
(1)During the nine months ended August 31, 2021, the Company realized a gain of $153 million on the sale of its residential solar business.
(2)The following is a detail of Lennar Other unrealized gain (loss) from technology investments:

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2022	2021	2022	2021
Blend Labs (BLND) mark-to-market	$(518)	6,852	(21,510)	6,852
Hippo (HIPO) mark-to-market	(32,933)	324,855	(195,336)	324,855
Opendoor (OPEN) mark-to-market	(54,391)	37,301	(218,751)	272,756
SmartRent (SMRT) mark-to-market	(23,118)	100,793	(71,431)	100,793
Sonder (SOND) mark-to-market	(168)	—	(2,300)	—
Sunnova (NOVA) mark-to-market	25,289	23,870	(49,646)	(14,465)
	$(85,839)	493,671	(558,974)	690,791

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended August 31,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,647	4,568	$2,538,479	1,660,357	$450,000	363,000
Central	3,501	3,211	1,566,610	1,262,540	447,000	393,000
Texas	3,447	2,747	1,138,901	818,869	330,000	298,000
West	4,649	4,669	3,208,713	2,764,856	690,000	592,000
Other	4	4	3,655	4,141	914,000	1,035,000
Total	17,248	15,199	$8,456,358	6,510,763	$491,000	428,000
Of the total homes delivered listed above, 46 homes with a dollar value of $17.2 million and an average sales price of $375,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2022, compared to 15 home deliveries with a dollar value of $5.1 million and an average sales price of $337,000 for the three months ended August 31, 2021.

	At August 31,		For the Three Months Ended August 31,
	2022	2021	2022	2021	2022	2021	2022	2021
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	328	329	5,675	5,308	$2,514,776	2,100,466	$443,000	396,000
Central	296	281	3,033	3,189	1,348,226	1,352,814	445,000	424,000
Texas	217	233	2,577	3,203	776,156	988,644	301,000	309,000
West	345	350	3,077	4,571	2,015,897	3,006,501	655,000	658,000
Other	3	3	4	6	2,668	5,974	667,000	996,000
Total	1,189	1,196	14,366	16,277	$6,657,723	7,454,399	$463,000	458,000
Of the total homes listed above, 79 homes with a dollar value of $39.4 million and an average sales price of $499,000 represent homes in seven active communities from unconsolidated entities for the three months ended August 31, 2022, compared to 35 homes with a dollar value of $13.1 million and an average sales price of $375,000 in four active communities for the three months ended August 31, 2021.

	For the Nine Months Ended August 31,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	14,927	12,968	$6,436,576	4,572,592	$431,000	353,000
Central	8,966	8,391	3,956,302	3,282,168	441,000	391,000
Texas	9,272	7,843	3,038,064	2,245,671	328,000	286,000
West	13,151	12,793	8,718,178	7,284,927	663,000	569,000
Other	19	11	17,816	10,645	938,000	968,000
Total	46,335	42,006	$22,166,936	17,396,003	$479,000	414,000
Of the total homes delivered listed above, 115 homes with a dollar value of $42.4 million and an average sales price of $368,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2022, compared to 58 home deliveries with a dollar value of $18.7 million and an average sales price of $322,000 for the nine months ended August 31, 2021.

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	For the Nine Months Ended August 31,
	2022	2021	2022	2021	2022	2021
New Orders:	Homes		Dollar Value		Average Sales Price
East	16,558	15,473	$7,401,602	5,788,506	$447,000	374,000
Central	9,721	9,931	4,413,718	4,086,170	454,000	411,000
Texas	8,718	9,228	2,887,204	2,800,826	331,000	304,000
West	12,889	14,358	8,834,508	8,871,465	685,000	618,000
Other	19	14	16,499	14,095	868,000	1,007,000
Total	47,905	49,004	$23,553,531	21,561,062	$492,000	440,000
Of the total new orders listed above, 183 homes with a dollar value of $87.5 million and an average sales price of $478,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2022, compared to 102 new orders with a dollar value of $36.7 million and an average sales price of $359,000 for the nine months ended August 31, 2021.

	August 31,
	2022	2021	2022	2021	2022	2021
Backlog:	Homes		Dollar Value		Average Sales Price
East	9,903	8,518	$4,538,997	3,526,849	$458,000	414,000
Central	5,912	5,911	2,791,899	2,566,174	472,000	434,000
Texas	3,712	4,208	1,302,409	1,379,740	351,000	328,000
West	6,203	7,177	4,251,491	4,499,969	685,000	627,000
Other	4	5	2,626	5,298	656,000	1,060,000
Total	25,734	25,819	$12,887,422	11,978,030	$501,000	464,000
Of the total homes in backlog listed above, 147 homes with a backlog dollar value of $73.8 million and an average sales price of $502,000 represent the backlog from unconsolidated entities at August 31, 2022, compared to 82 homes with a backlog dollar value of $29.5 million and an average sales price of $359,000 at August 31, 2021. During the nine months ended August 31, 2022, the Company acquired 340 homes and 53 homes in backlog in the East and Central Homebuilding segments, respectively.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31,	November 30,
	2022	2021
ASSETS
Homebuilding:
Cash and cash equivalents	$1,309,364	2,735,213
Restricted cash	32,575	21,927
Receivables, net	665,472	490,278
Inventories:
Finished homes and construction in progress	13,043,631	10,446,139
Land and land under development	7,849,160	7,108,142
Consolidated inventory not owned	1,949,718	1,161,023
Total inventories	22,842,509	18,715,304
Investments in unconsolidated entities	1,174,498	972,084
Goodwill	3,442,359	3,442,359
Other assets	1,163,519	1,090,654
	30,630,296	27,467,819
Financial Services	2,523,970	2,964,367
Multifamily	1,267,908	1,311,747
Lennar Other	917,703	1,463,845
Total assets	$35,339,877	33,207,778

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,552,583	1,321,247
Liabilities related to consolidated inventory not owned	1,661,927	976,602
Senior notes and other debts payable, net	4,057,496	4,652,338
Other liabilities	2,836,442	2,920,055
	10,108,448	9,870,242
Financial Services	1,675,492	1,906,343
Multifamily	326,048	288,930
Lennar Other	102,351	145,981
Total liabilities	12,212,339	12,211,496
Stockholders’ equity:
Class A common stock of $0.10 par value	25,582	30,050
Class B common stock of $0.10 par value	3,660	3,944
Additional paid-in capital	5,388,413	8,807,891
Retained earnings	17,647,293	14,685,329
Treasury stock	(89,760)	(2,709,448)
Accumulated other comprehensive income (loss)	2,090	(1,341)
Total stockholders’ equity	22,977,278	20,816,425
Noncontrolling interests	150,260	179,857
Total equity	23,127,538	20,996,282
Total liabilities and equity	$35,339,877	33,207,778

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2022	2021	2021
Homebuilding debt	$4,057,496	4,652,338	5,542,513
Stockholders' equity	22,977,278	20,816,425	20,650,188
Total capital	$27,034,774	25,468,763	26,192,701
Homebuilding debt to total capital	15.0%	18.3%	21.2%

Homebuilding debt	$4,057,496	4,652,338	5,542,513
Less: Homebuilding cash and cash equivalents	1,309,364	2,735,213	2,623,320
Net homebuilding debt	$2,748,132	1,917,125	2,919,193
Net homebuilding debt to total capital (1)	10.7%	8.4%	12.4%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.